UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 14, 2007

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation)	File Number)	Identification No.)

15 Skyline Drive, Hawthorne, NY	10532
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 347-4300

Not Applicable

Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

On January 8, 2007, Acorda Therapeutics, Inc. (“Acorda” or “the registrant”) filed a Current Report on Form 8-K reporting that Barry Greene was elected to the Board of Directors (the “Board”) of Acorda. At the time of his election to the Board, it had not been determined on which Board committees Mr. Greene would serve. On February 14, 2007, the Board appointed Mr. Greene to serve as chair of the newly formed Compliance Committee of the Board, effective immediately. In addition to the base compensation received by all members of the Board under Acorda’s compensation policy for outside directors, which was previously disclosed in Acorda’s Current Report on Form 8-K filed on August 17, 2006, Mr. Greene will receive the following compensation for his service on the Compliance Committee: $8,000 as an annual fee; an initial equity grant of stock options in an amount equal in face value to twice that annual fee, calculated based on the closing price of Acorda’s stock on February 14, 2007, with an exercise price equal to that of the closing price, and vesting quarterly over a 12 month period; and, an annual equity grant of stock options starting February 14, 2008, in an amount equal in face value to 0.75 times the base fee for service as the chair of the Compliance Committee, calculated based on the closing price of Acorda’s stock on the grant date, with an exercise price equal to that of the closing price of Acorda’s stock on the date of the grant, and vesting quarterly over 12 months.

The information in this Item 5.02 of Form 8-K/A shall not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

February 16, 2007	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief Financial Officer